Exhibit 10.13

Federal Home Loan Bank of Dallas
Special Non-Qualified Deferred Compensation Plan

(Amended and Restated Effective: December 14, 2023)

4894-3687-7716.6

FEDERAL HOME LOAN BANK OF DALLAS
SPECIAL NON-QUALIFIED DEFERRED COMPENSATION PLAN
    i

    ii

FEDERAL HOME LOAN BANK OF DALLAS
SPECIAL NON-QUALIFIED DEFERRED COMPENSATION PLAN
The Board of Directors of the Federal Home Loan Bank of Dallas adopted the retirement plan entitled the “FEDERAL HOME LOAN BANK OF DALLAS SPECIAL NON-QUALIFIED DEFERRED COMPENSATION PLAN” effective January 1, 2003. The Plan was subsequently amended and restated on four prior occasions. The Board has determined that it is in the best interest of the Bank to add an additional category of Participants. As a result, this Plan is amended and restated effective December 14, 2023 to reflect this additional group of Participants.
ARTICLE I
NAME AND PURPOSE OF PLAN
1.1Name of Plan. This Plan shall be hereafter known as the FEDERAL HOME LOAN BANK OF DALLAS SPECIAL NON-QUALIFIED DEFERRED COMPENSATION PLAN.
1.2Purpose. The purpose of the Plan is to provide supplemental retirement benefits for the Participants in accordance with the terms of the Plan.
ARTICLE II
DEFINITIONS
The words and phrases defined in this Article have the following meanings throughout this plan document:
2.1Account or Accounts. “Account” or “Accounts” means the separate accounts established for each Participant. The balance of the Accounts reflects all Contributions described in Article IV, expense charges, and Investment Performance allocated to the Account in the manner described in Article V.
2.2Base Salary. “Base Salary” means the Participant’s annualized gross rate of salary paid before any deductions of any kind whatsoever excluding overtime, bonuses, commissions and other extraordinary compensation.
2.3Bank. “Bank” means the Federal Home Loan Bank of Dallas, an instrumentality of the United States government.
2.4Beneficiary. “Beneficiary” means the individual, trustee, or estate designated by the Participant to receive the Participant’s Benefit in the event of his or her death.
2.5Benefit. “Benefit” means the balance in the Participant’s Account.
2.6Board. “Board” means The Board of Directors of the Federal Home Loan Bank of Dallas.
2.7Code. “Code” means the Internal Revenue Code of 1986, as amended. Reference to a specific section of the Code includes not only the section but any comparable section or sections of any future legislation that amends, supplements, or supersedes the section.

2.8Contributions. “Contributions” mean contributions by the Bank under this Plan to Participant Accounts, as provided by Article IV.
2.9Disabled or Disability. “Disabled or Disability” shall mean the Participant is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death or last for a continuous period of not less than 12 months. The Bank shall determine whether the Participant meets this criteria in accordance with Section 409A of the Code. Provided, a Participant will be deemed to be Disabled if the Participant becomes eligible to receive disability benefits under the long-term disability benefit plan sponsored by the Bank.
2.10Effective Date. “Effective Date” means December 14, 2023 which is the Effective Date of the amended and restated Plan.
2.11Employee. “Employee” means any employee of the Bank who is performing services for the Bank and is receiving compensation for such services.
2.12Group One Participants. “Group One Participants” means Employees who were so designated by the Board. Group One Participants who still have an Account in the Plan are listed on Exhibit A.
2.13Group Two Participants. “Group Two Participants” means Employees who were so designated by the Board. Group Two Participants who still have an Account in the Plan are listed on Exhibit B.
2.14Group Three Participants. “Group Three Participants” means Employees who were so designated by the Board. All Group Three Participants have received all amounts to which the Group Three Participants are entitled pursuant to the terms of the Plan.
2.15Group Four Participants. “Group Four Participants” means Employees who were so designated by the Board. All Group Four Participants have received all amounts to which the Group Four Participants are entitled pursuant to the terms of the Plan.
2.16Group Five Participants. “Group Five Participants” means Employees who are so designated by the Board. Group Five Participants who are currently eligible for the Plan are listed on Exhibit E.
2.17Incentive Compensation Payment. “Incentive Compensation Payment” means the amount payable to the Participant, if any, pursuant to the Bank’s Executive Incentive Plans or the Variable Pay Program in a particular year. Presently, for a Participant in the Executive Incentive Plans, a Participant’s Incentive Compensation Payment is an amount equal to the sum of (a) the Participant’s Current Award plus (b) the Participant’s Deferred Award that is paid in the same year as the Current Award, as such terms are defined in the Executive Incentive Plans. For a Participant in the Variable Pay Program, the Incentive Compensation Payment is an annual award payable to the Participant in the year following the end of the one-year Performance Period with no deferral. For example, the 2023 Incentive Compensation Payment for Participants in the Executive Incentive Plans is an amount equal to (a) the Participant’s Current Award for the one-year Performance Period ending on December 31, 2023, plus (b) the Participant’s Deferred Award for the three-year deferral Performance Period ending on December 31, 2023, each of which vests as of December 31, 2023. The Executive Incentive Plans and the Variable Pay Program may be amended at any time in accordance with their terms.
2.18Investment Performance. “Investment Performance” means the earnings or losses attributable to the contributions as more specifically described in Article V.
2.19Normal Retirement Age. “Normal Retirement Age” shall mean the sixty-second (62nd) birthday of the Participant and it is the earliest age at which benefit payments can commence for Group One Participants unless preceded by the Participant’s Disability or Death.
2.20Participant. “Participant” shall mean those employees of the Bank eligible to participate in the Plan who are selected by the Board to participate in the Plan.
2.21Plan. “Plan” means the Federal Home Loan Bank of Dallas Special Non-Qualified Deferred Compensation Plan.
2.22Plan Year. “Plan Year” means the 12-consecutive-month period beginning on January 1 and ending on December 31 of each calendar year.
2.23Reorganization of the Bank. “Reorganization of the Bank” means the occurrence at any time of any of the following events:
(a)The Bank is merged or consolidated with or reorganized into or with another bank or other entity, or another bank or other entity is merged or consolidated into the Bank;
(b)The Bank sells or transfers all, or substantially all of its business and/or assets to another bank or other entity; or
(c)The liquidation or dissolution of the Bank.
The term “Reorganization” shall not include any Reorganization that is mandated by federal statute, rule, regulation, or directive, including 12 U.S.C. § 1421, et seq., as amended, and 12 U.S.C. § 4501 et seq., as amended, and which the Director of the Federal Housing Finance Agency (the “FHFA”) (or successor agency) has determined should not be a basis for accelerating vesting under this Plan, by reason of the capital condition of the Bank or because of unsafe or unsound acts, practices, or condition ascertained in the course of the FHFA’s supervision of the Bank or because any of the conditions identified in 12 U.S.C. § 4617(a)(3) are met with respect to the Bank (which conditions do not result solely from the mandated reorganization itself, or from action that the FHFA has required the Bank to take under 12 U.S.C. § 1431(d)).
2.24Rule of 70. “Rule of 70” means the date on which the sum of the Participant’s age and Years of Credited Service with the Bank is at least 70.
2.25Separation from Service. An Employee incurs a “Separation from Service” upon termination of employment with the Bank. Whether a Separation from Service has occurred shall be determined by the Board in accordance with Code Section 409A.

Except in the case of an Employee on a bona fide leave of absence as provided below, an Employee is deemed to have incurred a Separation from Service if the Bank and the Employee reasonably anticipated that the level of services to be performed by the Employee after a certain date would be reduced to 20% or less of the average services rendered by the Employee during the immediately preceding 36-month period (or the total period of employment, if less than 36 months), disregarding periods during which the Employee was on a bona fide leave of absence.
An Employee who is absent from work due to military leave, sick leave, or other bona fide leave of absence shall incur a Separation from Service on the first day immediately following the later of (i) the six-month anniversary of the commencement of the leave or (ii) the expiration of the Employee’s right, if any, to reemployment under Bank policy, contract or state/federal statute.
2.26Thrift Plan. The words “Thrift Plan” means the Pentegra Defined Contribution Plan for Financial Institutions as adopted by the Federal Home Loan Bank of Dallas.
2.27Trustees, Trust, Trust Agreement, Trust Assets and Trust Fund. “Trustees” shall mean the Trustees, or their successors, named in that certain trust agreement (the “Trust Agreement”), dated as of the same date as this Plan, which governs the “Trust” styled: “Federal Home Loan Bank of Dallas Non-Qualified Deferred Compensation Trust,” being the trust which, in conjunction with this Plan, shall hold and invest Contributions made by the Bank under the Plan. The words “Trust Assets” and “Trust Fund” shall mean the assets held in the Trust. The Trust shall be a “grantor trust” as defined in Section 671 of the Code.
2.28Year of Credited Service. “Year of Credited Service” means a twelve (12) consecutive month period during which the Employee performs services for the Bank, with Years of Credited Service beginning as of the first day of the month following the Employee’s date of hire.
ARTICLE III
ELIGIBILITY FOR PARTICIPATION
3.1Participation. The Group One Participants identified on Exhibit “A” attached hereto were eligible to participate in the Plan effective January 1, 2003 if they were employed by the Bank on June 30, 2003. Group Two Participants identified on Exhibit “B” attached hereto were eligible to participate in the Plan for the Plan Year ending December 31, 2003 provided they were (i) employed by the Bank on June 30, 2003, and (ii) were not eligible to receive a matching contribution by the Bank pursuant to the terms of the Thrift Plan as of December 31, 2002. Group Three Participants identified on Exhibit “C” attached hereto were eligible to participate in the Plan effective November 1, 2004. Group Four Participants identified on Exhibit “D” attached hereto were eligible to participate in the Plan effective January 1, 2011. Group Five Participants identified on Exhibit “E” attached hereto are eligible to participate in the Plan as of the Effective Date. No other Employee shall ever become eligible to participate in this Plan unless the Board, in its discretion, specifically selects such Employee for participation in the Plan.
3.2Cessation of Participation. Participants shall not be eligible to participate in the Plan if they are no longer employed by the Bank. Also, in the event a Participant’s Account is reduced to zero due to forfeiture of the Participant’s unvested Account balance under Section 6.3, the Participant will no longer be eligible to participate in the Plan.

ARTICLE IV
CONTRIBUTIONS
4.1Contributions by the Bank. Contributions to a Participant’s Account shall be made solely by the Bank and Contributions by Participants are not permitted. Contributions to a Participant’s Account will be made only in the sole discretion of the Board. A Participant will be notified by the Bank of the amount of the Bank’s Contribution, if any, to the Participant’s Account for a given Plan Year.
4.2Recordkeeping. Records for each Participant under this Plan are maintained on the basis of the January 1 through December 31 Plan Year. At least once a Plan Year, the Bank will send the Participant a report summarizing the status of his or her Account. Similar reports or illustrations may be obtained by the Participant upon Separation from Service or at any other time by writing directly to the Bank’s Director of Human Resources.
4.3Limitations. Notwithstanding anything to the contrary contained in this Plan, the obligation of the Bank to make Contributions is subject to the provisions relating to the amendment and termination of the Plan; provided that no amendment or termination will affect any obligation of the Bank to make Contributions with respect to any Plan Years before the date of such amendment or termination.
ARTICLE V
INVESTMENT ELECTIONS
5.1Investment Elections.
(a)After the Investment Election Implementation Date. Amounts contributed to the Trust representing Contributions to any Participant’s Account will be invested based on the election filed by the Participant beginning as of the “Investment Election Implementation Date.” The “Investment Election Implementation Date” is the date that the Plan’s recordkeeping platform is updated to permit Participants to select among a variety of investment alternatives, with such date determined and communicated to Participants by the Bank’s Vice President and Director of Human Resources. The Participant will be permitted to allocate the Participant’s Account among the same investment alternatives offered pursuant to the Deferred Compensation Plan of the Federal Home Loan Bank of Dallas. If any Participant with an existing Account in the Plan on the Investment Election Implementation Date fails to make an investment election, the Participant’s Account shall retain the investment allocation that was in effect on the Investment Election Implementation Date. The Account for any Group Five Participant who is a new Participant shall be invested based on the Participant’s election and, in the absence of an election will be invested in the default investment alternative offered pursuant to the Deferred Compensation Plan, unless the Bank, in its discretion, selects a different default investment alternative. A Participant may change any investment election by filing a revised election in accordance with the election change procedures determined by the Bank. Notwithstanding the foregoing, the Bank, in its discretion, may impose limitations on the frequency with which a Participant may make any election change and impose any other limitations on investment elections as may be determined by the Bank in its discretion.

(b)Prior to the Investment Election Implementation Date. Prior to the Investment Election Implementation Date, amounts contributed to the Trust representing Contributions to Group One Participant Accounts will be invested at the discretion of the Trustee during the period of Participant’s employment until Separation from Service. Following Separation from Service, Group One Participant Accounts will either be disbursed in a lump sum payment, or if installment payments are elected, be deposited into the Deferred Compensation Plan and invested based upon the investment election filed by the Group One Participant. During this period, Group One Participants will be permitted to select among the same investment alternatives offered under the Deferred Compensation Plan of the Federal Home Loan Bank of Dallas. Amounts contributed to the Trust representing Contributions to Group Two Participant Accounts will be invested at the discretion of the Trustee. Amounts contributed to the Trust representing Contributions to Group Three Participant Accounts will be invested based upon the investment election filed by the Group Three Participant. Group Three Participants will be permitted to select among the same investment alternatives offered under the Deferred Compensation Plan of the Federal Home Loan Bank of Dallas. Amounts contributed to the Trust representing Contributions to Group Four Participant Accounts will be invested based upon the election filed by the Group Four Participant. Group Four Participants will be permitted to select among the same investment alternatives offered under the Deferred Compensation Plan of the Federal Home Loan Bank of Dallas.
5.2Allocation of Investment Performance.
(a)After Investment Election Implementation Date. Effective as of the Investment Election Implementation Date, the Investment Performance of the Trust Assets attributable to any Participant’s Account will be determined based upon the actual performance of the investment alternatives selected by the Participant. For Group Five Participants, the Investment Performance on any Contribution to the Group Five Participant’s Accounts will begin on the crediting date established pursuant to the Bank’s procedures.
(b)Prior to the Investment Election Implementation Date. At the end of each calendar quarter, the Investment Performance of Trust Assets attributable to Group One Participants who are currently employed with the Bank and Group Two Participant Accounts will be allocated to the Accounts of Participants as determined by the Trustee each Plan Year based upon the ratio as of the first day of such calendar quarter that each Participant’s Account balance bears to the total of the Account balances of all Group One and Group Two Participants held by the Trust that are under the Trustees’ investment discretion. The Investment Performance of the Trust Assets attributable to the Group Three Participant Accounts, the Group Four Participant Accounts and the terminated Group One Participant Accounts will be determined based upon the actual performance of the investment alternatives selected by the Participant.
ARTICLE VI
VESTING
6.1Separation from Service – Vesting of Account. Unless sooner vested, a Participant will have a 100% vested and nonforfeitable interest in the balance of his or her Account upon attaining the Rule of 70 if the Participant is a Group One Participant or Separating from Service due to Disability or death.

6.2Vesting.
(a)Earlier Vesting for Group Two Participants. Group Two Participants shall vest and have nonforfeitable rights in the balance of their Account in accordance with the percentages set forth in the following table:

Years of Credited Service Completed	Amount of Vested Account
0	0%
1	100%
(b)Group Three Participants. Group Three Participants shall vest and have nonforfeitable rights in the balance of their Account upon the date specified by the Board.
(c)Group Four Participants. Group Four Participants shall vest in 100% of their Account on January 1, 2016 provided they remain continuously employed with the Bank through such date.
(d)Group Five Participants. Group Five Participants shall vest and have nonforfeitable rights in the balance of their Accounts upon the earliest of: (1) Separation from Service after attaining the Rule of 70, (2) Separation from Service after attaining age 65, (3) Separation from Service due to Disability or death, or (4) involuntary termination of employment by the Bank without cause within twelve (12) months following a Reorganization of the Bank, provided that such involuntary termination of employment constitutes a Separation from Service.
6.3Forfeitures. In the event that a Participant terminates employment at any point in time, other than termination due to death or Disability and if the Participant is less than 100% vested in his or her Account, then, the Participant shall forfeit the unvested portion of such Account, if any, and such unvested portion may be applied to reduce the Bank’s contribution to the Plan. The Board may elect to reduce or eliminate all or any portion of a Participant’s unvested Account balance. Forfeitures may be applied to reduce the Bank’s future contributions to the Plan.
6.4No Forfeitures for Cause. The vested and nonforfeitable Benefit represented by the balance of a Participant’s Account shall not be forfeited for any reason.
ARTICLE VII
PAYMENT
7.1Payment Upon Separation from Service or Disability. For Group One, the Participant’s vested Account balance will be paid upon the earliest to occur of: (1) Separation from Service and the attainment of Normal Retirement Age (62), (2) Separation from Service due to Disability, or (3) death. For Group Two, Group Three, Group Four, and Group Five, the Participant’s vested Account balance will be paid upon the first to occur of the Participant’s Separation from Service (including due to Disability) or death. In the event payment is triggered by Separation from Service (and, in the case of Group One, the participants attainment of Normal Retirement Age), the Participant’s Account will be paid in either a lump sum or installments. New Participants must file an election as to method of payment within 30 days of the date that the Board selects them for participation in the Plan and the election shall apply only with respect to amounts payable to the Participant for services to be performed after such election.
(a)Installment Payments. The Participant is eligible to elect annual installment payments payable within 30-days of January 1st each year. Participants in Group One, Group Two, Group Three and Group Four may elect installments for a period of 2 to 20 years. Participants in Group Five may elect installments for a period of 2 to 10 years. The first installment shall commence within 30-days of January 1st of the calendar year following the Participant’s Separation from Service with each subsequent annual installment paid within 30-days of the first day of January of each subsequent calendar year until all installment payments have been paid.
(b)Lump Sum Payment. If a Participant (i) fails to make an election as to the method of payment or (ii) elects to receive payment in the form of a single lump sum payment, payment will be made in the form of a single lump sum within 30 days following the last day of the month of the Participant’s date of Separation from Service.
(c)Special Default Election for Amounts Credited to a Group Five Participant in 2024. Notwithstanding any provision of the Plan to the contrary, if a Group Five Participant receives a Contribution in 2024, the Participant is not permitted to make an election as to the form of Benefit. Rather, the Group Five Participant will receive payment of such amounts in a single lump sum within 30 days following the last day of the month of the Participant’s date of Separation from Service.
(d)Changes in Method of Payment. The method of payment of a Participant’s Benefit may be changed by the Participant, but in no event will such change be considered valid if the change occurs within the twelve-month period prior to the date payment would have otherwise commenced with the Bank. Any requests to change the method of payment will not take effect for twelve months following the date it is received by the Board and the first payment with respect to such election is deferred for a period of five years from the date such payment would otherwise have been made.
7.2Payment Upon Death. If a Participant dies with a balance credited to the Participant’s Account the then current vested balance of the Participant’s Account shall be paid to the Participant’s Beneficiary in a lump sum within 90 days of the Participant’s death.
7.3Beneficiary Designations. A Participant shall designate on a Beneficiary designation form provided by the Bank a Beneficiary who, upon the Participant’s death, will receive payments that otherwise would have been paid to the Participant under the Plan. All Beneficiary designations must be in writing. Beneficiary designations will be effective only if and when delivered to the Bank during the lifetime of the Participant. A Participant may change a Beneficiary or Beneficiaries by filing a new Beneficiary designation form. The latest Beneficiary designation form shall apply to the Accounts of the Participant. If a Beneficiary of a Participant predeceases the Participant, the designation of such Beneficiary shall be void. If a Beneficiary to whom Benefits under the Plan remain unpaid dies after the Participant and the Participant failed to specify a contingent Beneficiary on the appropriate Beneficiary designation form, the balance of the Participant’s Account will be paid to such Beneficiary’s estate. If a Participant fails to designate a Beneficiary or if such designation is ineffective, in whole or in part, any payment that otherwise would have been paid to such Participant shall be paid to the Participant’s estate.

ARTICLE VIII
ADMINISTRATION
8.1Plan Administrator. Federal Home Loan Bank of Dallas, 8500 Freeport Parkway South, Suite 100, Irving, Texas 75063-2547, is the Administrator of this Plan, to be responsible for performing duties required for the operation of the Plan.
8.2Authority of the Bank. The Bank has all the powers and authority expressly conferred upon it herein and further shall have discretionary and final authority to manage and control the assets of the Plan, to determine all questions concerning eligibility and Contributions under the Plan, to interpret and construe all terms of the Plan, including any uncertain terms in its sole discretion, and to determine any disputes arising under and all questions concerning administration of the Plan. Any determination made by the Bank shall be given deference, in the event it is subject to judicial review, and shall be overturned only if it is arbitrary or capricious. In exercising these powers and authority, the Bank will at all times exercise good faith, apply standards of uniform application, and refrain from arbitrary action. The Bank may employ attorneys, agents, and accountants as it finds necessary or advisable to assist it in carrying out its duties. The Bank, by action of its Board, may designate a person or persons other than the Bank to carry out any of its powers, authority, or responsibilities. Any delegation will be set forth in writing.
8.3Action of the Bank. Any act authorized, permitted, or required to be taken by the Bank under the Plan, which has not been delegated in accordance with Section 8.2, may be taken by a majority of the members of the Board, either by vote at a meeting, or in writing without a meeting. All notices, advice, directions, certifications, approvals, and instructions required or authorized to be given by the Bank under the Plan will be in writing and signed by either (i) a majority of the members of the Board, or by any member or members as may be designated by an instrument in writing, signed by all members, as having authority to execute the documents on its behalf, or (ii) as delegated to an Officer of the Bank or a person who becomes authorized to act for the Bank in accordance with the provisions of Section 8.2. Any action taken by the Bank which is authorized, permitted, or required under the Plan and is in accordance with the Bank’s contractual obligations are final and binding upon the Bank, and all persons who have or who claim an interest under the Plan, and all third parties dealing with the Bank.
8.4Claims Procedure.
(a)The Bank shall make all determinations as to the right of any person to Benefits or eligibility to participate in the Plan. If any request for Benefits is wholly or partially denied, the Bank shall notify the person requesting such Benefits, in writing, of such denial, including in such notification the following information:
(i)the specific reason or reasons for such denial;
(ii)the specific references to the pertinent Plan provisions upon which the denial is based;
(iii)a description of any additional material and information which may be needed to clarify the request, including an explanation of why such information is required; and

(iv)an explanation of this Plan’s review procedure with respect to denial of such Benefits.
Any such notice to be delivered to any Participant or Beneficiary shall be personally delivered within a reasonable time to such Participant by obtaining a signed receipt therefore or shall be mailed by certified or registered mail with return receipt requested to such Participant or Beneficiary. Such notice shall be written to the best of the Bank’s ability in a manner that may be understood without legal counsel.
(b)Any Participant or Beneficiary whose claim has been denied in accordance with the foregoing Subsection (a) herein may appeal to the Bank for review of such denial by making a written request therefore within 60 days of receipt of the notification of such denial. Such Participant or Beneficiary may examine documents pertinent to the review and may submit to the Bank written issues and comments. Within 60 days (45 days in the case of a claim involving a disability determination) after receipt of the request for review, the Bank shall communicate to the claimant, in writing, its decision, and the communication shall set forth the reason or reasons for the decision and specific reference to those Plan provisions upon which the decision is based.

ARTICLE IX
GENERAL PROVISIONS AND LIMITATIONS REGARDING BENEFITS
9.1Non-Alienation of Retirement Rights or Benefits. No right or benefit under this Plan shall be subject to anticipation, alienation, sale, assignment, pledge, encumbrance, or charge, and any attempt to anticipate, alienate, sell, assign, pledge, encumber, or charge the same shall be void. No right or benefit hereunder shall in any manner be liable for or subject to the debts, contracts, liabilities, or torts of the person entitled to such benefit. If any Participant or the Participant’s Beneficiary under this Plan should become bankrupt or attempt to anticipate, alienate, sell, assign, pledge, encumber, or charge any right to a benefit hereunder, then, such right or benefit shall cease and terminate.
9.2Amendment and Termination. Subject to the last sentence of this Section 9.2, the Bank reserves the right at any time to amend, otherwise modify, or terminate the Plan, or to discontinue any further Contributions to Participants’ Accounts or payments under the Plan, by resolution of its Board. In the event of a termination of the Plan or complete discontinuance of Contributions, the Bank will notify the Participants of the termination. No amendment, modification or termination may reduce the then vested Account balance of any Participant or the obligation of the Bank and Plan to make payments of such vested Participant’s Account in accordance with the provisions of the Plan in effect immediately prior to such amendment, modification or termination and as allowed under the Code. Provided further, no amendment or proposed termination will be effective to the extent it provides for the payment of Benefits under this Plan in violation of Code Section 409A. The Bank may, at its sole discretion, amend or modify the Plan to bring it in compliance with the Code.
9.3Funding. The Benefits described in this Plan are obligations of the Bank to pay compensation for services, and shall constitute a liability to the Participants and/or their Beneficiaries in accordance with the terms hereof. All amounts paid under this Plan shall be paid in cash from the general assets of the Bank and shall be subject to the general creditors of the Bank. Benefits shall be reflected on the accounting records of the Bank but shall not be construed to create, or require the creation of, a trust, custodial or escrow account. No Participant shall have any right, title or interest whatever in or to any investment reserves, accounts, funds or assets that the Bank may purchase, establish or accumulate to aid in providing the Benefits described in this Plan. Nothing contained in this Plan, and no action taken pursuant to its provisions, shall create or be construed to create a trust or a fiduciary relationship of any kind between the Bank and a Participant or any other person; provided, however, the Bank may establish and/or continue the Trust. Neither a Participant nor the Beneficiary of a Participant shall acquire any interest hereunder greater than that of an unsecured creditor of the Bank.
9.4Plan Non-Contractual. Nothing contained in this Plan will be construed as a commitment or agreement on the part of any person to continue his or her employment with the Bank, and nothing contained in this Plan will be construed as a commitment on the part of the Bank to continue the employment or the rate of compensation of any person for any period, and all employees of the Bank will remain subject to discharge to the same extent as if the Plan had never been put into effect.
9.5Claims of Other Persons. The provisions of the Plan will in no event be construed as giving the Participant or any other person, firm, or corporation, any legal or equitable right against the Bank, its officers, employees, or directors, except the rights that are specifically provided for in this Plan or created in accordance with the terms and provisions of this Plan.
9.6Finality of Determination. All determinations with respect to the crediting of Years of Credited Service under the Plan are made on the basis of the records of the Bank, and all determinations made are final and conclusive upon employees, former employees, and all other persons claiming a benefit interest under the Plan. There will be no duplication of Years of Credited Service credited to an employee for any one period of his or her employment.
9.7Merger, Consolidation, or Transfers of Plan Assets. The Plan will not be merged or consolidated with any other Plan, nor will any of its assets or liabilities be transferred to another Plan, unless, immediately after a merger, consolidation, or transfer of assets or liabilities, each Participant would receive a benefit under the Plan which is at least equal to the benefit he or she would have received immediately prior to a merger, consolidation, or transfer of assets or liabilities (assuming in each instance that the Plan had then terminated).
9.8Tax Consequences Not Guaranteed. The Bank does not warrant that this Plan will have any particular tax consequences for Participants or Beneficiaries and shall not be liable to them if tax consequences they anticipate do not actually occur. The Bank shall have no obligation to indemnify a Participant or Beneficiary for lost tax benefits (or other damage or loss) in the event the Plan is amended or terminated as permitted under Section 9.2, payment of Benefits are accelerated, or because of change in Plan design or funding; e.g., establishment of a “secular trust.”
9.9Tax Withholding. The Bank will withhold from a payment or accrued benefit or from the Participant’s other compensation any federal, state, or local taxes required by law to be withheld with respect to such payment or accrued benefit and such sums as the Bank may reasonably estimate as necessary to cover any taxes for which the Bank may be liable and which may be assessed with regard to Plan Contributions or payments under this Plan. For the avoidance of doubt, for any Plan Year in which a Participant is fully vested in the Bank’s Contribution for such Plan Year, the Bank shall withhold the Participant’s share of FICA and other employment taxes for such Contribution from the Participant’s Base Salary (or any other compensation payable to the Participant) that is payable to the Participant for such Plan Year and is not deferred. If necessary, the Bank may reduce the amount of any vested Contribution to the extent necessary to satisfy the Participant’s share of FICA and other employment taxes for such Contribution.
9.10Governing Law. Except as provided under federal law, the provisions of the Plan are governed by and construed in accordance with the laws of the State of Texas.
9.11Construction. Except when otherwise indicated by the context, any masculine terminology when used in the Plan shall also include the feminine gender, and the definition of any term in the singular shall also include the plural.
9.12Severability. If any provision of the Plan is held invalid or illegal for any reason, any illegality or invalidity shall not affect the remaining provisions of the Plan, and the Plan shall be construed and enforced as if the illegal or invalid provision had never been contained therein. The Bank shall have the privilege and opportunity to correct and remedy such questions of illegality or invalidity by amendment.
IN WITNESS WHEREOF, this amended and restated Plan has been executed on behalf of Federal Home Loan Bank of Dallas this 19th day of December, 2023 to be effective December 14, 2023.
THE FEDERAL HOME LOAN BANK OF DALLAS
By:/s/ Tanya Schierling
Tanya Schierling, Vice President and Director of Human Resources

ATTEST:
/s/ Brehan Chapman___________________________________
Brehan Chapman, Executive Vice President and Corporate Secretary